EXHIBIT 4.2

XIOM Corp.

Amended 2008 Employee and Consultant Stock Plan

1.   Purpose . The purpose of this Amended 2008 Employee and Consultant Stock Plan (“Amended Plan”) is to provide compensation in the form of common stock (“Common Stock”) of XIOM Corp.(“Corporation”) to employees and “eligible consultants” (as defined in Section 3 hereof) who have previously rendered services to the Corporation or who will render services to the Corporation in the future,  and amend the original 2008 Employee and Consultant Stock Plan by adding 1,000,000 more shares of Common Stock to the original 2008 Employee and Consultant Stock Plan.

2.   Administration .. (a) This Amended Plan shall be administered by the Board of Directors of the Corporation who may from time to time (i) issue orders or adopt resolutions not inconsistent with the provisions of this Amended Plan and (ii) interpret the provisions and supervise the administration of the Amended Plan. The President of the Corporation shall make initial determinations as to which employees and “eligible consultants” (including professionals and advisors) will be considered to receive shares of Common Stock under the Amended Plan and on what terms and conditions. The President of the Corporation will provide a list of such individuals to the Board of Directors. All final determinations under the Amended Plan shall be made by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board of Directors. Subject to the Corporation’s Bylaws, all decisions by the Board of Directors in selecting employees and “eligible consultants,” establishing the number of shares and construing the provisions of this Amended Plan shall be final, conclusive and binding on all persons, including the Corporation, shareholders, employees and “eligible consultants.”

3.   Eligible Consultants . The Corporation may engage “advisors” and/or “consultants,” who are residents of the United States of America and who may participate in this Amended Plan in the future, as long as such “advisors” and/or “consultants” fit the definition of “employee” included the General Instructions to Securities and Exchange Commission (“SEC”) Form S-8, which define the term “employee” to include any employee, director, general partner, officer, consultant or advisor. Such General Instructions impose three essential limitations on “consultants” and “advisors” eligible for participation in a plan covered by SEC Form S-8. Therefore, in order for a “consultant” or “advisor” to the Corporation to be an “eligible consultant” under this Amended Plan and to be eligible to receive shares of Common Stock under this Amended Plan and pursuant to a Form S-8 filed by the Corporation with the SEC, such “consultant” and/or “advisor” (i) must be a natural person; (ii) must provide bona fide services to the Corporation; and (iii) the services rendered by such “consultant” or “advisor” may not be in connection with the offer or sale of securities in a capital-raising transaction and may not directly or indirectly promote or maintain a market for the Corporation’s securities.

4.   Shares Subject to the Amended Plan . The total number of shares of Common Stock remaining subject to this Amended Plan is 1,000,000 additional shares.

5.   Investment Intent . Unless and until the sale and issuance of Common Stock subject to the Amended Plan are registered under the Securities Act of 1933, as amended (“Securities Act”) or shall be exempt from registration pursuant to the rules promulgated thereunder, each grant of Common Stock under the Amended Plan shall provide that the acquisitions of Common Stock hereunder shall be for investment purposes and not with a view to, or for resale in connection with, any distribution thereof. Further, unless the issuance and sale of the Common Stock has been registered under the Securities Act, each grant of Common Stock shall provide that no shares shall be sold unless and until (i) all then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Corporation and its counsel; and (ii) if requested to do so by the Corporation, the person who is to receive a grant of Common Stock pursuant to the Amended Plan shall have executed and delivered to the Corporation a letter of investment intent and/or such other form related to applicable exemptions from registration, all in such form and substance as the Corporation may required.

6.   Stock Splits, Stock Dividends, Combinations or Reclassifications . In the event of any change in the outstanding stock of the Corporation by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event (“Adjusting Event”), the Board of Directors may adjust proportionally (a) the number of shares of Common Stock reserved under the Amended Plan, which have not been granted as of the effective date of such Adjusting Event.

7.   Withholding . The Corporation shall have the right to deduct from any grant of Common Stock an appropriate number of shares for payment of taxes by law or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued in good faith by the Board of Directors, who may use reported trading data from the Over-the-Counter Bulletin Board for the five trading days preceding such withholding.

8.   Governing Law . The Amended Plan and all determinations made and action taken pursuant hereto, to the extent not otherwise governed by the securities laws of the United States, shall be governed by the law of the State of Delaware and construed accordingly.

9.   Termination of the Amended Plan . This Amended Plan shall terminate upon the issuance of all shares available under the Amended Plan or when it is otherwise terminated by the Board of Directors.

10.   Effective Date of the Amended Plan . ThisAmended Plan shall become effective upon its adoption by the Board of Directors.

CERTIFICATION OF ADOPTION
(By the Board of Directors)

The undersigned, being the sole members of the Board of Directors of XIOM Corp. hereby certify that the foregoing Amended Plan was adopted by unanimous vote of the Board of Directors on May 27, 2009.

/s/ Andrew Mazzone
Andrew Mazzone, Director